UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2016

CARDINAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54360	47-1579622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Penn Center Blvd. Suite 401
Pittsburgh, PA 15235
 (Address of principal executive offices) (Zip Code)

(412) 374-0989
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

The information provided in Item 3.02 is hereby incorporated by reference.

Item 3.02                          Unregistered Sales of Equity Securities.

On December 10, 2015, Cardinal Resources, Inc. (the "Company," "we" or "us") entered into a Securities Purchase Agreement (the "SPA") with HangZhou Sky Valley Water Technology Co., Ltd., a water technology company based in Suzho, China, Jiangsu province (the "Purchaser").  The SPA provides for the issuance of shares of common stock, $.001 par value per share, equal to up to 51% of our issued and outstanding shares of common stock as of the closing of the transaction in consideration of aggregate gross proceeds of $7,500,000 to be provided in two tranches.

 The closing of the first tranche is conditioned upon satisfaction of standard and customary closing conditions.  We may terminate the SPA if the first tranche transactions contemplated therein have not closed by January 25, 2016 unless Purchaser can show that it has made application for the requisite governmental permits and has otherwise used its best commercial efforts to close the first tranche financing by such date.

The Company has agreed to extend the closing date to February 15, 2016 based on documentation on the funds and that HSVW is using its best commercial efforts to close the first tranche financing.

The description of the SPA set forth above was filed as an attachment to the Company's 8K filed on December 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Resources, Inc.

Date: February 4, 2016	By: /s/ Kevin Jones
Kevin Jones
Chief Executive Officer